State of Delaware
Secretary of State
Division or Corporations
Delivered 04:35 PM 04/08/2004
FILED 04:29 PM 04/08/2004
SRV 040261506 - 3768305 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: NSM HOLDINGS, INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is THE COMPANY CORPORATION.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may
Be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is : 100,000,000 shares of common stock with a par value of ($0.001), and 5,000 shares of preffered stock with a par value of ($0.001).

The powers, preferences and rights and qualifications, limitations or restrictions thereof shall be determined by the board of directors.

FIFTH: The name and address of the incorporator is as follows:
Angela Norton
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability or any director of the Corporation for or with respect to any acts or omissions such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed and acknowledged this certificate of incorporation this 8th day of April 2004.